Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the Omega Healthcare Investors, Inc. Employee Stock Purchase Plan of our reports dated February 26, 2019, with respect to the consolidated financial statements and schedules of OHI Healthcare Properties Limited Partnership, and the effectiveness of internal control over financial reporting of OHI Healthcare Properties Limited Partnership, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 7, 2019